Exhibit 4

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Karen Guerra
2	Reason for the notification
a)	Position/status	Non-Executive Director
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Purchase of shares
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		104	25.175
		269	25.175
		131	25.175
		308	25.175
		274	25.175
		145	25.175
		122	25.175
		65	25.175

68	25.18
229	25.18
104	25.18
133	25.18
350	25.18
137	25.18
200	25.18
71	25.18
283	25.18
104	25.18
130	25.18
277	25.18
122	25.18
65	25.18
131	25.18
65	25.18
130	25.18
130	25.185
131	25.185
132	25.185
229	25.17
276	25.17
100	25.17
138	25.17
100	25.17
64	25.165
100	25.17
82	25.17
74	25.17
100	25.17
65	25.17
68	25.175
229	25.175
300	25.175
69	25.175
134	25.175
104	25.175
87	25.175
130	25.175
31	25.18
304	25.185

		294	25.185
		462	25.185

d)	Aggregated information - Aggregated volume - Price	7,950 £200,161.97
e)	Date of the transaction	2023-08-21
f)	Place of the transaction	London Stock Exchange (XLON), CBOE Europe – CXE Orders Book (CHIX), CBOE Europe – BXE Integrated Book Segment (BATE), Turquoise Lit (TRQX), Aquis MTF (AQXE)

Name of officer of issuer responsible for making notification: Nancy Jiang
Date of notification: 22 August 2023